EXHIBIT 99.1
News Release

Pioneer Natural Resources Company Reports Fourth Quarter 2017
Financial and Operating Results and Announces 2018 Capital Program

Dallas, Texas, February 6, 2018 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended December 31, 2017, and announced the Company’s capital program for 2018.

Pioneer reported fourth quarter net income attributable to common stockholders of $665 million, or $3.87 per diluted share. Without the effect of noncash mark-to-market (MTM) derivative losses of $169 million after tax, or $0.99 per diluted share, and a noncash benefit related to the reduction in Pioneer’s deferred tax liability resulting from the Tax Cuts and Jobs Act of $625 million, or $3.64 per diluted share, adjusted income for the fourth quarter was $209 million after tax, or $1.22 per diluted share.

Fourth quarter, full-year 2017 and other recent production and financial highlights included:

•
producing 305 thousand barrels oil equivalent per day (MBOEPD) in the fourth quarter, an increase of 29 MBOEPD, or 11%, compared to the third quarter of 2017; fourth quarter production was above the top end of Pioneer’s production guidance range of 292 MBOEPD to 302 MBOEPD; fourth quarter oil production was up 18 thousand barrels oil per day (MBOPD), or 11%, compared to the third quarter of 2017;

•
producing 272 MBOEPD in 2017, an increase of 38 MBOEPD, or 16%, compared to 2016; oil production was up by 25 MBOPD, or 19%, compared to 2016; the 2017 production growth was driven by the Company’s Permian Basin horizontal drilling program, with total Permian Basin oil production for 2017 increasing by 26% compared to 2016;

•
reducing 2017 production costs per barrel oil equivalent (BOE) (excluding taxes) by 12% compared to 2016; production costs in 2017 benefited from the Company’s cost reduction initiatives and growing low-cost Permian Basin horizontal production;

•
delivering 309% drillbit reserve replacement in 2017 by adding proved reserves of 314 million barrels oil equivalent (MMBOE) from discoveries, extensions and technical revisions of previous estimates at a drillbit finding and development cost of $8.46 per BOE (excludes positive price revisions of 52 MMBOE, proved reserves divested of 7 MMBOE and proved reserves acquired of 1 MMBOE);

•
continuing to maintain a strong balance sheet with cash on hand at the end of the fourth quarter of $2.2 billion (includes liquid investments); year-end net debt to 2017 operating cash flow was 0.3 times and year-end net debt-to-book capitalization was 5%;

•
placing 64 horizontal wells on production in the Permian Basin during the fourth quarter, of which eight wells had higher intensity completions (referred to as Version 3.0+ completions) compared to Version 3.0 completions; the Company has now placed 20 wells on production with higher intensity completions that continue to significantly outperform Version 3.0 completions;

•
placing the Company’s first Wolfcamp D interval well with a Version 3.0 completion on production during the fourth quarter in Midland County; the well delivered an initial peak 24-hour production rate of 3.6 MBOEPD and has delivered 45-day cumulative production of 120 thousand barrels oil equivalent (MBOE), with an oil content of 72%;

•	completing acreage trades during 2017 for 7.2 million lateral feet in the Permian Basin;

•
drilling and completing 11 new wells and completing nine previously drilled-but-uncompleted (DUC) wells in the Eagle Ford Shale during 2017 (Pioneer has a 46% working interest); to date, average cumulative production per well from the new drills and DUCs with higher intensity completions has been more than double the average cumulative production per well from all wells placed on production in 2015 and 2016; and

•
exporting approximately 90 MBOPD of Permian Basin oil production during the fourth quarter to customers principally located in Asia and Europe; premiums on Gulf Coast refinery and export sales added $15 million of incremental cash flow in the fourth quarter; the Company expects to export a similar amount of oil during the first quarter of 2018.

Pioneer’s 2018 Plan and Capital Program is summarized below:

•
planning to divest the Company’s Eagle Ford Shale, South Texas, Raton and West Panhandle assets during 2018, making Pioneer a Permian Basin “pure play”; data rooms are expected to open later in the first quarter for the assets being divested; after the divestitures are completed, the Company expects reported revenue per BOE will increase and operating expense per BOE will decrease, thereby significantly improving reported cash operating margins and corporate returns;

•
planning to operate 20 horizontal rigs in the Permian Basin during 2018; 16 rigs are currently operating in the northern portion of the play, with two rigs focused on increasing the DUC inventory to improve operational flexibility; once an adequate DUC inventory is built, the two rigs will focus on production growth with incremental production volumes not expected until early 2019 as a result of pad drilling; four rigs will continue to operate in the southern Wolfcamp joint venture area, with activity focused in the northern portion of this area (Pioneer has a 60% working interest);

•
expecting to place 250 to 275 wells on production in the Permian Basin during 2018; approximately 45 of these wells will be Version 3.0+ completions in the first half of 2018; the remaining wells for 2018 are currently planned to be predominantly Version 3.0 completions; Pioneer’s 2018 production forecast reflects this completion mix;

•	reducing the use of four-string casing designs in the 2018 Permian Basin drilling program to approximately 50% compared to 75% in the second half of 2017;

•
forecasting Permian Basin oil production growth in 2018 ranging from 19% to 24% compared to 2017; total Permian Basin production, on a BOE basis, is also forecasted to grow by 19% to 24% compared to 2017;

•
expecting internal rates of return (IRRs) averaging 65% for the 2018 drilling program (including facility investments) assuming an oil price of $55.00 per barrel and a gas price of $3.00 per thousand cubic feet (MCF);

•
planning capital expenditures for 2018 of $2.9 billion, which includes $2.65 billion for drilling and completion activities and $260 million for water infrastructure, vertical integration, field facilities and vehicles; this capital program assumes that further efficiency gains will offset the Company’s estimated cost inflation of 5%; Pioneer’s vertical integration operations mitigate the impact of the 10% to 15% cost inflation forecasted for the industry in 2018;

•
funding the 2018 capital program from forecasted cash flow of $2.8 billion (assumes prices of $55 per barrel for oil and $3 per MCF for gas), proceeds from asset divestitures and cash on hand; the 2018 capital program is expected to be cash flow breakeven at approximately a $58 per barrel oil price; at current strip prices of $61.00 per barrel for oil and $2.85 per MCF for gas, forecasted cash flow would be $3.0 billion;

•	maintaining derivative positions that cover more than 85% of forecasted 2018 Permian Basin oil production and more than 60% of forecasted 2018 Permian Basin gas production;

•	enhancing cash flow with premiums on growing sales to the Gulf Coast refinery and export markets;

•	expecting to repay the May 2018 debt maturity of $450 million from cash on hand;

•	forecasting 2018 year-end net debt to 2018 operating cash flow to be below 0.5x;

•
increasing the Company’s semiannual per share dividend from $0.04 to $0.16 (equivalent to $0.32 per share on an annualized basis); reflects the Company’s strong balance sheet, expected proceeds from asset divestitures and positive outlook for generating free cash flow; the Company also plans a common stock repurchase program during 2018 to offset the impact of dilution associated with employee stock compensation awards; and

•	expecting to include return and per-share growth goals in the Company’s 2018 executive compensation program.

President and CEO Timothy L. Dove stated, “The Company delivered another excellent quarter, with strong earnings, solid execution, robust oil production growth, excellent horizontal well performance in the Permian Basin and reduced production costs. Our world-class Permian Basin asset is considered by many to be the top oil shale play in North America. We are drilling low-cost, highly productive wells that generate high rates of return as a result of a low all-in cost structure of approximately $19 per barrel.”

“We are in year two of our 10-year plan and remain committed to achieving oil production greater than 700 MBOPD and total production greater than 1 million barrels oil equivalent per day in 2026. By steadily increasing the pace of drilling our low-cost, high-return Permian Basin horizontal wells through 2026, we expect to deliver robust cash flow growth that will self-fund our capital program, improve our return on capital employed (ROCE)1 and generate free cash flow. It will also allow us to continue to return cash to our stakeholders as demonstrated by the dividend increase and share repurchase program we announced today and planned debt repayment in May 2018.”

“In 2018, our capital program is expected to be funded by cash flow if oil prices average approximately $58 per barrel. Looking forward, the breakeven oil price to fund our planned capital program declines to approximately $50 per barrel in 2020 and $40 per barrel in 2026. At an oil price of $55 per barrel and a gas price of $3 per MCF, cash flow is expected to grow by approximately 20% annually and be more than $11 billion in 2026, and our ROCE is forecasted to increase from approximately 5% in 2018 to 15% in 2026.”

Permian Basin Operations Update and Outlook

Pioneer is the largest acreage holder in the Midland Basin, with approximately 550,000 gross acres in the northern portion of the play and approximately 200,000 gross acres in the southern Wolfcamp joint venture area. Pioneer’s contiguous acreage position and substantial resource potential allow for decades of drilling horizontal wells with lateral lengths ranging from 7,500 feet to 14,000 feet.

The Company implemented a completion optimization program during 2015 in the Spraberry/Wolfcamp that combines longer laterals with optimized stage lengths, clusters per stage, fluid volumes and proppant concentrations. The objective of the program was to improve well productivity by allowing more rock to be contacted closer to the horizontal wellbore. In 2013 and 2014, the Company’s initial fracture stimulation design (Version 1.0) consisted of proppant concentrations of approximately 1,000 pounds per foot, fluid concentrations of 30 barrels per foot, cluster spacing of 60 feet and stage spacing of 240 feet. Beginning in mid-2015, the Company enhanced its fracture stimulation design (Version 2.0), which consisted of larger proppant concentrations of approximately 1,400 pounds per foot, larger fluid concentrations of 36 barrels per foot, tighter cluster spacing of 30 feet and shorter stage spacing of 150 feet. Beginning in the first quarter of 2016, Pioneer commenced testing further-enhanced completion designs (Version 3.0), which included larger proppant concentrations of approximately 2,000 pounds per foot, larger fluid concentrations up to 50 barrels per foot, tighter cluster spacing down to 15 feet and shorter stage spacing down to 100 feet.

The Company placed 56 Version 3.0 wells on production during the fourth quarter of 2017. On average, these wells and the more than 260 Version 3.0 wells that were placed on production prior to the fourth quarter are continuing to outperform Version 2.0 completions.

Pioneer placed 12 wells on production during the second quarter of 2017 that utilized higher intensity completions compared to Version 3.0 wells. These are referred to as Version 3.0+ completions. Eight additional wells using Version 3.0+ completions were placed on production in the fourth quarter. All of these wells utilized increased proppant, and three wells utilized increased proppant and water compared to

Version 3.0 wells. Of the eight wells, five were placed on production toward the end of the fourth quarter and are still flowing back. Early production results from the remaining three wells that were placed on production earlier in the quarter are significantly outperforming production from nearby offset wells with less intense completions. Based on the initial success of the higher intensity completions to date, the Company plans to test approximately 45 additional Version 3.0+ completions during the first half of 2018.

Two of the Version 3.0 wells that were placed on production during the fourth quarter were in the Jo Mill interval. Fifteen wells have now been tested as part of the Jo Mill appraisal program since the third quarter of 2014. Performance from all of these wells is encouraging. The Jo Mill wells placed on production to date cover a large cross section of Pioneer’s acreage. The Company plans to drill seven additional Jo Mill appraisal wells during 2018.

Pioneer placed its first Wolfcamp D well with a Version 3.0 completion on production in Midland County during the fourth quarter. The well, which had a lateral length of ~9,700 feet, had an initial 24-hour peak production rate of 3.6 MBOEPD and has delivered 45-day cumulative production of 120 MBOE, with an oil content of 72%. This well delivered the strongest 45-day cumulative production for all Pioneer Wolfcamp D wells to date and ranks as one of Pioneer’s top producing Wolfcamp wells during its early production days.

Pioneer’s 2018 drilling program includes appraising: (i) its first Clearfork horizontal well (located in Midland County), (ii) 10 wells in the Jo Mill and Middle Spraberry intervals in conjunction with nine Lower Spraberry Shale wells to determine an optimal development strategy for the Spraberry formation (these appraisals will test different spacing, staggering, sequencing, and completion design) and (iii) three Wolfcamp D interval wells.

For the fourth quarter of 2017, Pioneer placed 64 horizontal wells on production. Forty-three wells were in the northern area and 21 wells were in the southern Wolfcamp joint venture area. For the full year, 224 wells were placed on production, of which 184 were in the northern area and 40 wells were in the southern Wolfcamp joint venture area.

The Company’s Permian Basin horizontal drilling program continues to drive production growth, with total Permian Basin oil production increasing by 14 MBOPD, or 9%, in the fourth quarter of 2017 compared to the third quarter of 2017. Total Permian Basin oil production increased by 26% in 2017 compared to 2016. Pioneer’s forecasted 2018 oil production growth rate for the Permian Basin ranges from 19% to 24%.

The Company plans to operate 20 horizontal drilling rigs in the Permian Basin during 2018. Sixteen rigs are currently operating in the northern part of Pioneer’s acreage, with two rigs focused on increasing the DUC inventory to improve operational flexibility. Once an adequate DUC inventory is built, the two rigs will focus on production growth with incremental production volumes not expected until early 2019 as a result of pad drilling. Four rigs will continue to operate in the southern Wolfcamp joint venture area, with activity focused in the northern portion of this area (Pioneer has a 60% working interest). Pioneer expects to place 250 to 275 gross wells on production in the Permian Basin during 2018. Of these wells, approximately 200 to 225 wells will be in the northern area and 50 wells will be in the southern Wolfcamp joint venture area. Approximately 60% of the wells will be in the Wolfcamp B interval and 25% in the Wolfcamp A interval. The remaining 15% will be a combination of wells in the Spraberry Shale intervals (Jo Mill, Lower Spraberry and Middle Spraberry) and a limited appraisal program for the Clearfork and Wolfcamp D intervals.

The budgeted costs to drill and complete these wells in 2018 are: Wolfcamp B - $8.9 million for a 10,000-foot lateral well; Wolfcamp A - $8.3 million for a 9,500-foot lateral well; and Spraberry intervals - $7.5 million for a 9,500-foot lateral well. For the 2018 drilling program, the expected ultimate recoveries (EURs) by interval are: Wolfcamp B - 1.7 MMBOE, Wolfcamp A - 1.4 MMBOE and the Spraberry intervals - 1.1 MMBOE.

Production costs (including production and ad valorem taxes) for Pioneer’s horizontal Permian Basin wells are expected to continue to range from $4.00 per BOE to $5.00 per BOE.

The drilling program in the Permian Basin is expected to deliver IRRs averaging 65%, assuming an oil price of $55.00 per barrel and a gas price of $3.00 per MCF. These returns include facilities costs.

Permian Basin Infrastructure

Pioneer is focused on optimizing the development of the Permian Basin, which includes ensuring that future infrastructure requirements are constructed. These requirements include construction of large-scale horizontal tank batteries, saltwater disposal facilities and below-grade cellars. They also include construction of additional field and gas processing facilities, the build-out of a field-wide water distribution system and the development of optimal sand sourcing and logistics.

Forecasted spending for the construction of tank batteries, saltwater disposal facilities and below-grade cellars reflects a combination of building new facilities and expanding existing facilities. The Company expects to spend approximately $300 million in 2018 for these facilities. Approximately 65% of the long-term tank battery requirements is forecasted to be completed at year-end 2018. The Company is utilizing below-grade cellars for 24-well pads to minimize future surface acreage requirements and thereby reduce full-cycle surface costs per well.

Pioneer owns a 27% interest in Targa Resources’ West Texas gas processing system and a 30% interest in WTG’s Sale Ranch gas processing system. These investments (i) improve Pioneer’s contract terms for field gas processing, (ii) ensure the timely connection of Pioneer’s new horizontal wells and (iii) provide the Company with opportunities to benefit from third-party processing revenues. During 2018, the Company expects to spend $170 million for (i) two new plants planned for completion during the first and third quarters of this year (each will have a capacity of 200 million cubic feet per day (MMCFPD)), (ii) two new plants that are expected to be completed in the first and third quarters of 2019 (each is expected to have a capacity of 250 MMCFPD) and (iii) gathering system compression and new connections. The new plants are needed to meet Pioneer’s and the industry’s gas production growth expectations.

The Company is constructing a field-wide water distribution system to reduce the cost of water for drilling and completion activities and to ensure that adequate supplies of non-potable water are available for use in the development of Pioneer’s acreage. The 2018 capital program includes $135 million for the Midland wastewater treatment plant upgrade and additional subsystems, frac ponds and produced water reuse.

Pioneer has signed a contract for its initial offtake of sand sourced in West Texas. Additional contracts are being negotiated. As a result, expansion of the Company’s sand mine at Brady, Texas has been deferred.

2018 Capital Program

The Company’s capital budget for 2018 is $2.9 billion (excluding acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and IT system upgrades). The budget includes $2.65 billion for drilling and completion activities, including tank batteries/saltwater disposal facilities and gas processing facilities, and $260 million for water infrastructure, vertical integration, field facilities and vehicles.

The following provides a breakdown of the drilling and completions capital budget by asset:

•
Permian Basin - $2.63 billion (includes $2.05 billion for the horizontal drilling and completion program, $300 million for tank batteries/saltwater disposal facilities/below-grade cellars, $170 million for gas processing facilities and $110 million for land, science and other expenditures);

•	Other assets - $20 million.

Capital spending for 2018 is expected to be funded from forecasted operating cash flow of $2.8 billion (assuming average estimated prices for 2018 of $55.00 per barrel for oil and $3.00 per MCF for gas), proceeds from asset divestitures and cash on hand (including liquid investments).

Fourth Quarter 2017 Financial Review

Sales volumes for the fourth quarter of 2017 averaged 305 MBOEPD. Oil sales averaged 180 thousand barrels per day (MBPD), NGL sales averaged 62 MBPD and gas sales averaged 377 MMCFPD.

The average realized price for oil was $52.81 per barrel. The average realized price for NGLs was $21.64 per barrel, and the average realized price for gas was $2.53 per MCF. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $7.60 per BOE. Depreciation, depletion and amortization (DD&A) expense averaged $13.07 per BOE. Exploration and abandonment costs were $28 million, including $8 million for seismic purchases and $17 million for personnel costs. General and administrative expense totaled $80 million. Interest expense was $35 million. Other expense was $67 million, including $40 million of charges associated with excess firm gathering and transportation commitments.

First Quarter 2018 Financial Outlook

The Company’s first quarter 2018 outlook for certain operating and financial items is provided below.

Total production is forecasted to average between 304 MBOEPD to 314 MBOEPD. Permian Basin production is forecasted to average between 252 MBOEPD to 260 MBOEPD. First quarter production was negatively impacted by prolonged freezing temperatures in early January. Shut-in production and completion delays are expected to result in production losses of approximately 6 MBOEPD for the first quarter.

Production costs are expected to average $7.00 per BOE to $9.00 per BOE. DD&A expense is expected to average $12.50 per BOE to $14.50 per BOE. Total exploration and abandonment expense is forecasted to be $20 million to $30 million.

General and administrative expense is expected to be $80 million to $85 million. Interest expense is expected to be $33 million to $38 million. Other expense is forecasted to be $60 million to $70 million and is expected to include $45 million to $55 million of charges associated with excess firm gathering and transportation commitments. Accretion of discount on asset retirement obligations is expected to be $4 million to $7 million.

The Company’s effective income tax rate is expected to range from 21% to 25%, reflecting the enactment of the Tax Cuts and Jobs Act that lowered the corporate federal income tax rate. Current income taxes are expected to be less than $5 million.

The Company’s financial and derivative MTM results and open derivatives positions are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, February 7, 2018, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended December 31, 2017, and the Company’s 2018 capital program, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (866) 564-2842 and confirmation code 1440973 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through March 4, 2018. Click here to register for the call-in audio replay, and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Footnote 1: Return on Capital Employed is a non-GAAP financial measure. See definitions below.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

An audit of proved reserves follows the general principles set forth in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers (“SPE”). A reserve audit as defined by the SPE is not the same as a financial audit. Please see the Company's Annual Report on Form 10-K for a general description of the concepts included in the SPE's definition of a reserve audit.

“Drillbit finding and development cost per BOE,” or “drillbit F&D cost per BOE,” means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Drillbit reserve replacement” is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

“Proved developed finding and development cost per BOE,” or “proved developed F&D cost per BOE,” means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2017, (ii) transfers from proved undeveloped reserves at year-end 2016 and (iii) technical revisions of previous estimates for proved developed reserves during 2017. Revisions of previous estimates exclude price revisions.

“Free Cash Flow (FCF)” occurs when net cash provided by operations (before working capital changes) exceeds Capital Expenditures.

“Return on Capital Employed (ROCE)” is net income adjusted for tax-effected interest expense, net noncash MTM derivative gains and losses and other unusual items divided by the summation of average equity plus average net debt.

“Cash Flow Breakeven Oil Price” is the NYMEX WTI price at which net cash flow provided by operations (before working capital changes) equals Capital Expenditures.

“Capital Expenditures” equals the Company’s planned capital budget for any year excluding acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and IT system upgrades.

Pioneer may repurchase shares from time to time at management’s discretion in accordance with applicable securities laws, including through open market transactions, privately negotiated transactions or any combination thereof. In addition, shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The amount and timing of repurchases are subject to a number of factors, including stock price, trading volume and general market conditions, and the program may be modified, suspended or terminated at any time by Pioneer’s Board of Directors. The Company intends to fund repurchases under the program from existing cash flow, proceeds from asset divestitures or cash and cash equivalents.

This news release also contains a forward-looking non-GAAP financial measure, return on capital employed. Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as future noncash property impairments, gains or losses on future divestitures and future noncash MTM derivative gains and losses.  Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure. Amounts excluded from this non-GAAP measure in future periods could be significant.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Frank Hopkins - 972-969-4065
Neal Shah - 972-969-3900
Trey Muir - 972-969-3674
Jerry Greer - 972-969-3597

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$896	$1,118
Short-term investments	1,218	1,441
Accounts receivable, net	640	518
Income taxes receivable	7	3
Inventories	212	181
Derivatives	11	14
Other	26	23
Total current assets	3,010	3,298
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	20,962	19,052
Accumulated depletion, depreciation and amortization	(9,196)	(8,211)
Total property, plant and equipment	11,766	10,841
Long-term investments	66	420
Goodwill	270	272
Other property and equipment, net	1,759	1,529
Other assets, net	132	99
	$17,003	$16,459

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,282	$875
Interest payable	59	68
Current portion of long-term debt	449	485
Derivatives	232	77
Other	106	61
Total current liabilities	2,128	1,566
Long-term debt	2,283	2,728
Derivatives	23	7
Deferred income taxes	899	1,397
Other liabilities	391	350
Equity	11,279	10,411
	$17,003	$16,459

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues and other income:
Oil and gas	$1,085	$753	$3,518	$2,418
Sales of purchased oil and gas	682	330	1,776	1,091
Interest and other	10	12	53	32
Derivative losses, net	(254)	(66)	(100)	(161)
Gain (loss) on disposition of assets, net	3	(1)	208	2
	1,526	1,028	5,455	3,382
Costs and expenses:
Oil and gas production	151	143	591	581
Production and ad valorem taxes	63	40	215	136
Depletion, depreciation and amortization	367	357	1,400	1,480
Purchased oil and gas	668	345	1,807	1,155
Impairment of oil and gas properties	—	—	285	32
Exploration and abandonments	28	23	106	119
General and administrative	80	89	326	325
Accretion of discount on asset retirement obligations	5	5	19	18
Interest	35	46	153	207
Other	67	65	244	288
	1,464	1,113	5,146	4,341
Income (loss) before income taxes	62	(85)	309	(959)
Income tax benefit	603	41	524	403
Net income (loss) attributable to common stockholders	$665	$(44)	$833	$(556)

Net income (loss) attributable to common stockholders per share:
Basic	$3.88	$(0.26)	$4.86	$(3.34)
Diluted	$3.87	$(0.26)	$4.85	$(3.34)

Basic and diluted weighted average shares outstanding	170	170	170	166

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$665	$(44)	$833	$(556)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	367	357	1,400	1,480
Impairment of oil and gas properties	—	—	285	32
Impairment of inventory and other property and equipment	1	2	2	8
Exploration expenses, including dry holes	3	1	22	42
Deferred income taxes	(598)	(39)	(519)	(379)
(Gain) loss on disposition of assets, net	(3)	1	(208)	(2)
Accretion of discount on asset retirement obligations	5	5	19	18
Interest expense	1	1	5	13
Derivative related activity	265	222	174	851
Amortization of stock-based compensation	18	23	79	89
Other	26	19	74	67
Change in operating assets and liabilities:
Accounts receivable, net	9	(70)	(122)	(134)
Income taxes receivable	(6)	23	(4)	40
Inventories	(26)	(25)	(35)	(32)
Derivatives	—	—	—	(24)
Investments	3	(22)	8	(22)
Other current assets	1	(4)	(3)	(7)
Accounts payable	52	66	134	58
Interest payable	21	29	(9)	3
Other current liabilities	(12)	(6)	(45)	(46)
Net cash provided by operating activities	792	539	2,090	1,499
Net cash used in investing activities	(524)	(305)	(1,783)	(3,820)
Net cash provided by (used in) financing activities	(8)	(7)	(529)	2,048
Net increase (decrease) in cash and cash equivalents	260	227	(222)	(273)
Cash and cash equivalents, beginning of period	636	891	1,118	1,391
Cash and cash equivalents, end of period	$896	$1,118	$896	$1,118

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Average Daily Sales Volumes:
Oil (Bbls)	179,737	142,834	158,571	133,677
Natural gas liquids ("NGL") (Bbls)	62,395	44,255	55,008	43,504
Gas (Mcfs)	377,141	328,465	352,507	339,966
Total (BOE)	304,989	241,833	272,330	233,842

Average Prices:
Oil (per Bbl)	$52.81	$46.13	$48.24	$39.65
NGL (per Bbl)	$21.64	$16.76	$19.31	$13.49
Gas (per Mcf)	$2.53	$2.59	$2.63	$2.11
Total (BOE)	$38.68	$33.84	$35.39	$28.25

	Three Months Ended December 31, 2017
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$41.27	$39.81	$31.86	$23.46	$38.68
Production costs	(1.87)	(16.02)	(10.75)	(10.95)	(5.37)
Production and ad valorem taxes	(2.53)	(2.25)	(1.12)	(1.00)	(2.23)
	$36.87	$21.54	$19.99	$11.51	$31.08
% Oil	67%	62%	37%	14%	59%

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income (loss) attributable to common stockholders to basic and diluted net income (loss) attributable to common stockholders for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in millions)
Net income (loss) attributable to common stockholders	$665	$(44)	$833	$(556)
Participating basic earnings	(5)	—	(6)	—
Basic and diluted net income (loss) attributable to common stockholders	$660	$(44)	$827	$(556)

Basic and diluted weighted average common shares outstanding were 170 million for both the three and twelve months ended December 31, 2017. Basic and diluted weighted average common shares outstanding were 170 million and 166 million for the three and twelve months ended December 31, 2016, respectively.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$665	$(44)	$833	$(556)
Depletion, depreciation and amortization	367	357	1,400	1,480
Exploration and abandonments	28	23	106	119
Impairment of oil and gas properties	—	—	285	32
Impairment of inventory and other property equipment	1	2	2	8
Accretion of discount on asset retirement obligations	5	5	19	18
Interest expense	35	46	153	207
Income tax benefit	(603)	(41)	(524)	(403)
(Gain) loss on disposition of assets, net	(3)	1	(208)	(2)
Derivative related activity	265	222	174	851
Amortization of stock-based compensation	18	23	79	89
Other	26	19	74	67
EBITDAX (a)	804	613	2,393	1,910
Cash interest expense	(34)	(45)	(148)	(194)
Current income tax benefit	5	2	5	24
Discretionary cash flow (b)	775	570	2,250	1,740
Cash exploration expense	(25)	(22)	(84)	(77)
Changes in operating assets and liabilities	42	(9)	(76)	(164)
Net cash provided by operating activities	$792	$539	$2,090	$1,499
_____________________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation and other items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Income adjusted for noncash mark-to-market ("MTM") derivative losses, and income adjusted for noncash MTM derivative losses and an unusual item, as presented in this press release, is presented and reconciled to Pioneer's net income attributable to common stockholders (determined in accordance with GAAP) because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains and losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended December 31, 2017, as determined in accordance with GAAP, to adjusted income excluding noncash MTM derivative losses and adjusted income excluding MTM derivative losses and an unusual item for the quarter.

	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$665	$3.87
Noncash MTM derivative losses, net ($265 pretax)	169	0.99
Adjusted income excluding noncash MTM derivative losses	834	4.86
Deferred tax liability reduction resulting from the Tax Cuts and Jobs Act	(625)	(3.64)
Adjusted income excluding noncash MTM derivative losses and unusual item	$209	$1.22

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of February 5, 2018
(Volumes are average daily amounts)

	2018				Year Ending December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Collar contracts:
Volume	3,000	3,000	3,000	3,000	—
NYMEX price:
Ceiling	$58.05	$58.05	$58.05	$58.05	$—
Floor	$45.00	$45.00	$45.00	$45.00	$—
Collar contracts with short puts:
Volume	149,000	149,000	154,000	159,000	65,000
NYMEX price:
Ceiling	$57.79	$57.79	$57.70	$57.62	$60.74
Floor	$47.42	$47.42	$47.34	$47.26	$52.69
Short put	$37.38	$37.38	$37.31	$37.23	$42.69
Average Daily NGL Production Associated with Derivatives:
Ethane basis swap contracts (a):
Volume (MMBtu)	6,920	6,920	6,920	6,920	6,920
Price differential	$1.60	$1.60	$1.60	$1.60	$1.60
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	61,111	100,000	100,000	100,000	—
NYMEX price	$3.41	$3.00	$3.00	$3.00	$—
Collar contracts with short puts:
Volume	100,000	50,000	50,000	50,000	—
NYMEX price:
Ceiling	$3.82	$3.40	$3.40	$3.40	$—
Floor	$3.15	$2.75	$2.75	$2.75	$—
Short put	$2.57	$2.25	$2.25	$2.25	$—
Basis swap contracts:
Southern California index swap volume (b)	80,000	40,000	80,000	66,522	84,932
Price differential ($/MMBtu)	$0.34	$0.30	$0.30	$0.50	$0.33
Houston Ship Channel index swap volume (b)	6,556	—	—	—	—
Price differential ($/MMBtu)	$0.72	$—	$—	$—	$—
_____________________

(a)
Represent basis swap contracts that reduce the price volatility of ethane forecasted for sale by the Company at Mont Belvieu, Texas-posted prices. The basis swap contracts fix the basis differential on a NYMEX Henry Hub ("HH") MMBtu equivalent basis. The Company will receive the HH price plus the price differential on 6,920 MMBtu per day, which is equivalent to 2,500 Bbls per day of ethane.

(b)
Represent basis swap contracts that fix the basis differentials between Permian Basin index prices and southern California or Houston Ship Channel index prices for Permian Basin gas forecasted for sale in southern California or the Gulf Coast region.

Marketing derivatives. Periodically, the Company enters into buy and sell marketing arrangements to fulfill firm pipeline transportation commitments. Associated with these marketing arrangements, the Company may enter into index swap contracts to mitigate price risk.
The following table presents Pioneer's open marketing derivative positions as of February 5, 2018:

	2018				Year Ending December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average Daily Oil Transportation Commitments Associated with Derivatives (Bbl):
Basis swap contracts:
Louisiana Light Sweet index swap volume (a)	10,000	10,000	6,739	—	—
Price differential ($/Bbl)	$3.18	$3.18	$3.18	$—	$—
Magellan East Houston index swap volume (a)	11,556	11,703	3,370	—	—
Price differential ($/Bbl)	$3.29	$3.30	$3.30	$—	$—
_____________________

(a)
Represent swap contracts that fix the basis differentials between NYMEX WTI and Louisiana Light Sweet or Magellan East Houston oil prices for Permian Basin oil forecasted for sale in the Gulf Coast region.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION (continued)

Derivative Losses, Net
(in millions)

	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017
Noncash changes in fair value:
Oil derivative losses	$(252)	$(191)
NGL derivative gains	—	2
Gas derivative gains (losses)	(4)	25
Marketing derivative losses	(4)	(4)
Interest rate derivative losses	(5)	(6)
Total noncash derivative losses, net	(265)	(174)

Net cash receipts (payments) on settled derivative instruments:
Oil derivative receipts	6	67
NGL derivative payments	—	(1)
Gas derivative receipts	1	2
Diesel derivative receipts	—	2
Marketing derivative payments	(1)	(1)
Interest rate derivative receipts	5	5
Total cash receipts on settled derivative instruments, net	11	74
Total derivative losses, net	$(254)	$(100)

PIONEER NATURAL RESOURCES COMPANY

Unaudited Selected Quarterly Financial Results
(in millions, except per share data)

	Quarter
	First	Second	Third	Fourth
Year Ended December 31, 2017:
Oil and gas revenues	$809	$768	$855	$1,085
Total revenues and other income:
As reported (a)	$1,468	$1,630	$1,460	$1,526
Adjustment for sales of purchased oil and gas (b)	(168)	(168)	(293)	—
As Adjusted	$1,300	$1,462	$1,167	$1,526
Total costs and expenses:
As reported (c)	$1,541	$1,276	$1,494	$1,464
Adjustment for purchased oil and gas (b)	(168)	(168)	(293)	—
As Adjusted	$1,373	$1,108	$1,201	$1,464
Net income (loss) attributable to common stockholders	$(42)	$233	$(23)	$665
Net income (loss) attributable to common stockholders per share:
Basic	$(0.25)	$1.36	$(0.13)	$3.88
Diluted	$(0.25)	$1.36	$(0.13)	$3.87
Year Ended December 31, 2016:
Oil and gas revenues	$409	$613	$643	$753
Total revenues and other income:
As reported (a)	$685	$786	$1,186	$1,168
Adjustment for sales of purchased oil and gas (b)	(60)	(115)	(129)	(140)
As Adjusted	$625	$671	$1,057	$1,028
Total costs and expenses:
As reported (c)	$1,093	$1,197	$1,242	$1,253
Adjustment for purchased oil and gas (b)	(60)	(115)	(129)	(140)
As Adjusted	$1,033	$1,082	$1,113	$1,113
Net income (loss) attributable to common stockholders	$(267)	$(268)	$22	$(44)
Net income (loss) attributable to common stockholders per share:
Basic	$(1.65)	$(1.63)	$0.13	$(0.26)
Diluted	$(1.65)	$(1.63)	$0.13	$(0.26)
_____________________

(a)
During 2017, the Company's total revenues and other income included net derivative gains of $151 million and $135 million during the first and second quarters, respectively, and net derivative losses of $133 million and $254 million during the third quarter and fourth quarters, respectively. During 2016, the Company's total revenues and other income included net derivative gains of $43 million and $91 million during the first and third quarters, respectively, and net derivative losses of $229 million and $66 million during the second and fourth quarters, respectively.

(b)
Represents the revision to present transportation costs associated with purchases and sales of third-party oil and gas on a net basis in purchased oil and gas expense. Previously, these transportation costs were separately stated on a gross basis in sales of purchased oil and gas and purchased oil and gas expense.

(c)
During the first quarter of 2017, the Company's total costs and expenses included charges of $285 million to impair the carrying value of proved properties in the Raton field. During the first quarter of 2016, the Company's total costs and expenses included charges of $32 million to impair the carrying value of proved properties in the West Panhandle field.